Exhibit 10.21

April 29, 2024

Brian Martin

Dear Brian:

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.
Position. You will start in a full-time position, as Executive Vice President, Chief Legal Officer, and will report to Rajiv Ramaswami, Chief Executive Officer. Your currently anticipated start date is June 24, 2024 (at the latest). In this role, you will be primarily responsible for leadership and oversight of the legal function at Nutanix. Moreover, you will render such business and professional services in the performance of your duties, consistent with your position, as shall reasonably be assigned to you by the Chief Executive Officer. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay. Additionally, your employment with the Company is contingent upon receipt of proof of your eligibility to work in the United States (as required by law) and completion of satisfactory reference and background checks, as determined by the Company in its sole discretion, in accordance with applicable law.

By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s policies and rules of conduct which will be made available to you at onboarding, including, but not limited to, the Code of Conduct of Business Conduct & Ethics and the Employee Handbook.

In compliance with federal immigration law, you must provide documentary evidence of your identity and eligibility for employment in the United States. On your first day of employment, please bring the originals of the documents that you wish to present. You will be asked to complete the relevant portion of an Employment Eligibility Verification Form (I-9). For information on the list of acceptable documents please see https://www.uscis.gov/i-9-central/acceptable-documents. On your first day of employment, you must have documents to verify your identity and by the end of your third business day of employment you must provide documents to verify your legal work authorization in the US. If you do not verify your authorization to work by the third business day, your employment may be terminated.

2.
Compensation.

Base Salary. Your starting base salary will be $475,000 per year, payable in bi-weekly installments on the Company’s regular payroll dates, and in accordance with the Company’s

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved

normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect and as amended from time to time.

Incentive Compensation. In addition, you will be eligible for discretionary annual incentive compensation with an annual target equal to 75% of your annual base salary, under the Company’s Executive Incentive Compensation Plan. This discretionary annual incentive compensation will be subject to the achievement of performance targets (which may include individual, business division, or corporate targets) which will be set by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Committee”). Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Committee (if so delegated by the Board). Your annual incentive compensation payout, if any, may be pro-rated based on your time of service during the applicable Fiscal Year.

Your base salary and your annual incentive compensation opportunity will be reviewed annually, based on your performance and/or external compensation consultant recommendations. Your actual incentive payout may therefore differ from the target incentive amount. The target incentive shall be subject to any applicable plan terms and conditions for the applicable plan period, as amended by the Company from time to time. Your eligibility for or receipt of an incentive payment in one fiscal year or plan period does not guarantee your eligibility for or receipt of an incentive payment in the next plan period, either in the applicable fiscal year or in the subsequent fiscal years.

3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy. You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary.

4.
Restricted Stock Units. Subject to the approval of the Company’s Board of Directors, you will be granted the following restricted stock units under the Nutanix, Inc. 2016 Equity Incentive Plan (the “Plan”), which represent the right to receive shares of Nutanix Class A common stock if specific vesting requirements are satisfied (“RSUs”).

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“Time-Based RSUs” with an aggregate estimated value of USD $2,500,000 where the total number of shares underlying the Time-Based RSUs will be calculated by dividing the aggregated estimated value (USD $2,500,000) by the greater of:

•
the average of the daily closing prices of a share of Nutanix Class A common stock over 20 consecutive trading days ending on the second trading day prior to grant date; and
•
USD $45.00

rounded down to the nearest whole share. Your grant will occur on or about the 10th calendar day of the first full month following your date of hire. If approved, the RSUs will be subject to the

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved

terms and conditions applicable to RSUs granted under Nutanix, Inc.’s 2016 Equity Incentive Plan (the “Plan”), as described in the Plan, as well as terms and conditions to be set forth in a restricted stock unit agreement (the “RSU Agreement”), which you will be required to sign or accept in accordance with the Company’s acceptance procedures. The actual value of the RSUs and the underlying shares to be issued at vesting may increase or decrease as the Company’s stock price fluctuates.

If approved, shares subject to the RSUs generally vest according to the following schedule (subject to your continuous service with the Company, to be described in the RSU Agreement): the “Vesting Commencement Date” for the RSUs will be the first March 15th, June 15th, September 15th or December 15th, whichever is closest, following your employment start date; 25% of the RSUs will vest on the one-year anniversary of the Vesting Commencement Date (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter) and 1/16th of the RSUs will vest in quarterly installments thereafter on the 15th day of the applicable month (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), so as to be 100% vested on the date that is the fourth anniversary of the Vesting Commencement Date (the “Original Vesting Schedule”). In the event that your continuous service ceases prior to an applicable vesting date in the Original Vesting Schedule, then the RSUs and your right to acquire any shares subject to the RSUs will immediately terminate.

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Performance-Based RSUs (“PSUs”) with an aggregate estimated value of USD $2,500,000 where the total number of shares underlying the PSUs will be calculated by dividing the aggregated estimated value (USD $2,500,000) by the per unit value in accordance with the terms and conditions approved by the Company’s Board of Directors or its Compensation Committee, rounded down to the nearest whole share. We anticipate that the per unit valuation will be subject to standard accounting practices for performance-based awards, including a Monte Carlo simulation. The PSUs will be aligned to the PSU component of the annual equity awards granted to our executives in FY25, the terms and conditions of which will be detailed in the applicable restricted stock unit agreements (“RSU Agreements”). It is currently anticipated that these awards will occur in the first quarter of FY25. Subject to the approval of the Board or its Compensation Committee and your continued status as a Service Provider (as defined in the Plan), the PSUs will be eligible to vest in accordance with such terms and conditions, which are expected to have a three-year performance period (FY25-FY27).

Where any scheduled vesting date falls on a weekend or a U.S. stock market holiday, the shares will vest on the first business day thereafter. In the event that your continued status as a Service Provider ceases prior to an applicable vesting date in the vesting schedule for any of the RSUs listed above, then any unvested RSUs and your right to acquire any shares subject to such unvested RSUs will immediately terminate. All RSUs will be subject to the terms and conditions applicable to RSUs granted under the Plan, as well as terms and conditions to be set forth in restricted stock unit agreements (“RSU Agreements”), which you will be required to sign if your RSUs are approved.

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved

You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock.

5.
Change of Control. Provided you have executed a participation agreement for such policy, you will be eligible to participate in the Company’s Change of Control and Severance Policy (the “CoC Policy”) at the EVP level, pursuant to the terms of such participation agreement.

6.
Severance. Provided you have executed a participation agreement for such policy, you will be eligible to participate in the Company’s Executive Severance Policy at the EVP level, pursuant to the terms of such participation agreement.

7.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Inventions Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed CIIAA before your first day of employment. A copy of this is attached hereto.

8.
Dispute Resolution Agreement. You will also be required, as a condition of your employment with the Company, to sign the enclosed Dispute Resolution Agreement, which applies mutually to you and the Company, and requires final and binding arbitration of covered claims and disputes. Please note that we must receive your signed Dispute Resolution Agreement before your first day of employment. A copy of this is attached hereto.

9.
At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

10.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.
Withholding Taxes. All forms of compensation referred to in this letter are subject to

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved

applicable withholding and payroll taxes.

12.
Governing Law. This letter agreement shall be governed by the laws of U.S. State in which you primarily work for the Company without regard to conflict of law rules or principles; provided, however, that any arbitration agreement between the parties shall be governed by and enforced in accordance with the Federal Arbitration Act irrespective of anything in this Agreement to the contrary.

13.
Entire Agreement. This letter agreement, along with the exhibits hereto, the CIIAA, the Plan, the RSU Agreements, the CoC Policy and the applicable participation agreement under the CoC Policy, and the Executive Severance Policy and the applicable participation agreement under the Executive Severance Policy set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter agreement. This letter agreement, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. If any provision of this letter agreement or any application of any provision of this letter agreement is held invalid, the invalidity shall not affect other provisions or applications of this letter agreement which can be given effect without the invalid provision or application. To this end, the provisions of this letter agreement are severable.

-Signature page follows-

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information & Inventions Assignment Agreement and return them via DocuSign. This offer, if not accepted, will expire at 4:00 pm PT on the third business day after it is delivered to you via DocuSign.

We look forward to having you join us.

Sincerely,

Nutanix, Inc.

/s/ Anja Hamilton

Anja Hamilton

EVP and Chief People Officer

ACCEPTED AND AGREED: I confirm I am Brian Martin, and I intend to electronically sign this document. I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Brian Martin

/s/ Brian Martin (Signature)

4/29/2024 Date

Nutanix, Inc.
Tel +1-855-688-2549 • Fax +1-408-916-4039 • Email info@nutanix.com
© 2023 Nutanix, Inc. All Rights Reserved